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mercer FUNDS

Mercer Global Low Volatility Equity Fund

99 High Street

Boston, Massachusetts 02110

March 7, 2019

Dear Shareholder:

We are pleased to notify you of a change involving the Mercer Global Low Volatility Equity Fund (the “Fund”), a series of Mercer Funds (the “Trust”). Specifically, the Board of Trustees of the Trust (the “Board”) has approved the hiring of Veritas Asset Management LLP (“Veritas”) to serve as a subadvisor to the Fund. In conjunction with this appointment, the Board has approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Veritas (the “Veritas Subadvisory Agreement”).

The Advisor recommended the appointment of Veritas, along with one other proposed new subadvisor, to replace MFG Asset Management (“MFG”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Veritas and the other new subadvisor have taken over the management duties of the Fund’s portfolio assets previously allocated to MFG. These appointments were previously communicated to you via a supplement to the Fund’s prospectus, dated December 11, 2018. Veritas began managing its allocated portion of the Fund’s investment portfolio on or about December 21, 2018.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Veritas and the Veritas Subadvisory Agreement and a discussion of the factors that the Board considered in approving the Veritas Subadvisory Agreement.

Sincerely,

Richard S. Joseph, CFA
Trustee, President, and Chief Executive Officer
Mercer Funds

MERCER FUNDS

Mercer Global Low Volatility Equity Fund

99 High Street

Boston, Massachusetts 02110

Information Statement

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of Mercer Funds (the “Trust”) to inform shareholders of the Mercer Global Low Volatility Equity Fund (the “Fund”) about the recent hiring of a new subadvisor to the Fund, Veritas Asset Management LLP (“Veritas”). In connection with the hiring of Veritas, the Board approved a new subadvisory agreement between Mercer Investment Management, Inc., the Fund’s investment advisor (“Mercer” or the “Advisor”), on behalf of the Fund, and Veritas (the “Veritas Subadvisory Agreement”). The Advisor recommended the appointment of Veritas and one other proposed new subadvisor to replace MFG Asset Management (“MFG”), one of the subadvisors that previously managed an allocated portion of the Fund’s portfolio, and Veritas and the other new subadvisor have taken over the management duties of the Fund’s portfolio assets previously allocated to MFG. The Advisor also reallocated assets among the Fund’s current subadvisors in connection with such appointments. The changes described above may be collectively referred to below as the “New Subadvisor Structure.” Veritas began managing its allocated portion of the Fund’s investment portfolio on or about December 21, 2018.

The hiring of Veritas, and the Veritas Subadvisory Agreement, were approved by the Board upon the recommendation of Mercer, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about March 10, 2019 to shareholders of record of the Fund as of December 31, 2018.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

Mercer is the investment advisor to the series of the Trust, including the Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits Mercer to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund. The Trust and the Advisor have obtained the Exemptive Order, which permits the

Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order also allows the Advisor, among other things, to: (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or of the Advisor (the “Independent Trustees”), at a Board meeting held on December 3, 2018 (the “Meeting”): (i) appointed Veritas to serve as a subadvisor to the Fund, and (ii) approved the Veritas Subadvisory Agreement between the Advisor, on behalf of the Fund, and Veritas. Veritas is unaffiliated with the Advisor and discharges its responsibilities subject to the oversight and supervision of the Advisor. Veritas is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Veritas as a subadvisor to the Fund, or from the implementation of the Veritas Subadvisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that, in connection with the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes. This Statement provides such notice of the changes and presents details regarding Veritas and the Veritas Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036. The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor is an affiliate of Mercer Investment Consulting, LLC, an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2014, between the Trust and the Advisor, as amended from time to time (the “Management Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund. In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board). The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board: (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.75% of assets up to $750 million, 0.73% of assets in excess of $750 million up to $1 billion and 0.68% of assets in excess of $1 billion of the Fund’s average daily net assets. The Advisor received advisory fees of $8,446,764 from the Fund for the fiscal year ended March 31, 2018. The aggregate compensation paid by the Advisor to all subadvisors to the Fund during the last fiscal year ended March 31, 2018 was $3,113,484, representing 0.27% of the Fund’s average net assets during that period. The aggregate compensation that would have been paid by the Advisor to all subadvisors to the Fund during the fiscal year ended March 31, 2018, taking into account the New Subadvisor Structure, is $2,693,283, representing 0.23% of the Fund’s average net assets during that period. The Fund did not make any payments to any affiliated person of Veritas during the fiscal year ended March 31, 2018.

Several officers of the Trust are also officers and/or employees of the Advisor. These individuals and their respective positions are: Richard S. Joseph serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Head of US Delegated Solutions for the Advisor; Stephen Gouthro serves as Treasurer and Chief Financial Officer of the Trust and as a partner of the Advisor and U.S. Chief Operating Officer for the Advisor’s U.S. Business Solutions Group; Carol A. McMahon serves as Vice President and Assistant Treasurer of the Trust and Global and US GBS Wealth Chief Operating Officer of the Advisor; Colin J. Dean serves as Vice President, Chief Legal Officer and Secretary of the Trust and as Global Chief Counsel-Investments of the Advisor; Stan Mavromates serves as Vice President and Chief Investment Officer of the Trust and as Vice President and Chief Investment Officer of the Advisor; Caroline Hulme serves as Vice President and Assistant Secretary of the Trust and as Legal Counsel-Investments for the Advisor; Jennifer La Belle serves as Vice President and Assistant Treasurer of the Trust and as a Principal for the Advisor; Larry Vasquez serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; and Robert Phay serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor. The address of each executive officer of the Trust is 99 High Street, Boston, Massachusetts 02110.

None of the officers or Trustees of the Trust are officers, employees, directors and/or shareholders of Veritas.

VERITAS ASSET MANAGEMENT LLP

Veritas Asset Management LLP (“Veritas”) is located at 90 Long Acre, London, WC2E 9RA. Veritas is currently organized as a limited liability partnership organized under the laws of England and Wales. The principal owner of Veritas is Affiliated Managers Group, Inc. (“AMG”), located at 777 South Flagler Drive, West Palm Beach, Florida, 33401. AMG holds a 65% interest in Veritas indirectly through three wholly owned subsidiaries. The remaining interest in Veritas is owned by the individual partners in the firm. Veritas is registered as an investment adviser under the Advisers Act. The Veritas Subadvisory Agreement is dated December 10, 2018.

Veritas was approved by the Board to serve as a subadvisor to the Fund at the Meeting. Veritas is not affiliated with the Advisor, and Veritas discharges its responsibilities subject to the oversight and supervision of the Advisor. As indicated above, Veritas is paid by the Advisor and not by the Fund. No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Veritas as a subadvisor to the Fund, or from the implementation of the Veritas Subadvisory Agreement. The fees paid by the Advisor to Veritas depend upon the fee rates negotiated by the Advisor. In accordance with procedures adopted by the Board, a subadvisor to the Fund may affect portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable laws.

Veritas does not currently serve as an investment advisor for any registered investment companies in the United States with investment objectives similar to the Fund’s investment objective.

The names and principal occupations of the principal executive officers and directors of Veritas are listed below. The address of each principal executive officer and director, as it relates to the person’s position with Veritas, is 90 Long Acre, London, WC2E 9RA.

Name	Principal Occupation
Ian F. Barnes	Managing Partner and Chief Executive Officer
Richard J. Grant	Managing Partner and Chief Operating Officer
Charles B. Richardson	Managing Partner, Chairman and Fund Manager
Alison N. Moitysee	Chief Compliance Officer
Andrew N. Headley	Managing Partner and Fund Manager
Ezra Sun	Managing Partner and Fund Manager
Antony Burgess	Managing Partner and Investment Specialist

THE VERITAS SUBADVISORY AGREEMENT

The Veritas Subadvisory Agreement was approved by the Board at the Meeting which was called, among other reasons, for the purpose of considering and approving the Veritas Subadvisory Agreement for an initial term of two years. Thereafter, continuance of the Veritas Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Veritas Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or no-action letter provided or pursuant to the 1940 Act, or upon the termination of the Management Agreement.

The terms of the Veritas Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Veritas, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and the Fund’s other current subadvisors. The Veritas Subadvisory Agreement provides that Veritas, among other duties, will make all investment decisions for Veritas’s allocated portion of the Fund’s investment portfolio. Veritas, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Veritas’s allocated portion of the Fund’s assets.

The Veritas Subadvisory Agreement provides for Veritas to be compensated based on the average daily net assets of the Fund allocated to Veritas. Veritas is compensated from the fees that the Advisor receives from the Fund. Veritas generally will pay all expenses it incurs in connection with its activities under the Veritas Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Veritas Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Veritas, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, the Advisor recommended the appointment of Veritas to serve as a subadvisor to the Fund. In considering the approval of the Veritas Subadvisory Agreement, the Independent Trustees considered the information and materials from the Advisor and Veritas that included, as to Veritas and the Fund: (i) the Veritas Subadvisory Agreement; (ii) information regarding the process by which the Advisor had reviewed, selected, and recommended Veritas for the Board’s approval, and the Advisor’s rationale for recommending that Veritas be appointed as a subadvisor to the Fund; (iii) the nature, extent, and quality of the services that Veritas proposed to provide to the Fund; (iv) the investment management business, portfolio management personnel, operations, prior investment experience, and reputation of Veritas; (v) Veritas’s brokerage and trading policies and practices; (vi) the level of subadvisory fees to be charged by Veritas for its services to the Fund, and the fees charged to other accounts that Veritas manages; (vii) the compliance program applicable to Veritas, along with supplemental information regarding such compliance program; (viii) information regarding the historical performance returns of Veritas managing the investment mandate it would employ for the Fund, and a comparison of such performance to a relevant index; and (ix) the financial condition of Veritas.

In addition, the Independent Trustees considered presentations made by, and discussions held with, representatives of the Advisor and the Advisor’s favorable assessment of the nature, extent and quality of the subadvisory services expected to be provided to the Fund by Veritas. The Independent Trustees considered and analyzed factors that the Independent Trustees deemed relevant with respect to Veritas, including: the nature, extent, and quality of the services to be provided to the Fund by Veritas; Veritas’s management style and investment decision-making process; Veritas’s historical performance record managing the investment mandate it would employ for the Fund; the qualifications and experience of the members of Veritas’s portfolio management team; and Veritas’s staffing levels and overall resources. The Independent Trustees also took into consideration the nature and extent of the oversight duties performed by the

Advisor in connection with each of the subadvisors to the Fund, which includes extensive management and compliance due diligence with respect to the management and operations of each of the subadvisors. Additionally, the Independent Trustees received assistance and advice from their independent legal counsel regarding legal and industry standards in connection with their duties and responsibilities when approving investment advisory agreements.

In particular, and as to Veritas, the Board, including all of the Independent Trustees, considered the following factors:

(a) The nature, extent, and quality of the services to be provided by Veritas. The Independent Trustees reviewed the nature, extent, and quality of the services to be provided by Veritas to the Fund. The Independent Trustees discussed the specific investment management process that Veritas indicated that it will employ to manage its allocated portion of the Fund’s investment portfolio (which was described in detail in the materials provided by Veritas), the qualifications of Veritas’s portfolio managers and investment management personnel with regard to implementing the investment mandate relating to the allocated portion of the Fund’s investment portfolio that Veritas would be managing, and the performance record of Veritas as compared to a relevant index. The Independent Trustees considered Veritas’s infrastructure and resources, and whether Veritas’s organization appeared to support Veritas’s strategy adequately. The Independent Trustees also discussed the Advisor’s review, selection, and due diligence process with respect to Veritas, and the Advisor’s favorable assessment as to the nature, extent, and quality of the subadvisory services expected to be provided to the Fund by Veritas. The Independent Trustees determined that the Fund and its shareholders would benefit from the quality and experience of Veritas’s portfolio managers and the qualifications of its investment professionals. Based on their consideration and review of the foregoing information, the Independent Trustees concluded that the nature, extent and quality of the subadvisory services anticipated to be provided by Veritas, as well as Veritas’s ability to render such services based on Veritas’s experience, operations and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Veritas would manage.

(b) Comparison of the services to be rendered and fees to be paid to Veritas under other advisory and subadvisory contracts, such as those with other clients. The Independent Trustees discussed the services that would be rendered by Veritas and evaluated the compensation to be paid to Veritas by the Advisor for those services. The Independent Trustees noted that the services that Veritas would furnish to the Fund appeared to be comparable to the services that Veritas currently provides to its other advisory and subadvisory clients having similar investment strategies. The Independent Trustees also considered comparisons of the fees that will be paid to Veritas by the Advisor in light of the fees that were charged by Veritas to its other advisory clients, as disclosed in the Form ADV, Part 2A (Firm Brochure) provided and in its 15(c) Questionnaire responses, including commingled and separate accounts. The Independent Trustees also considered that the fees agreed to by Veritas were the result of an arm’s length bargain negotiated by unaffiliated parties and that the Advisor believes such fees are fair and reasonable.

The Independent Trustees considered the review, selection, and due diligence process employed by the Advisor in determining to recommend Veritas to serve as a subadvisor to the Fund, and the Advisor’s reasons for concluding that the subadvisory fees to be paid by the Advisor to

Veritas for its services to the Fund were fair and reasonable. The Independent Trustees emphasized in their discussions that the subadvisory fees of Veritas would be paid by the Advisor, and were not additional fees to be borne by the Fund or its shareholders. Based on their discussion, the Independent Trustees concluded that, in light of the nature, extent, and quality of the services to be provided, the proposed level of fees to be paid to Veritas with respect to the assets of the Fund to be allocated to Veritas was supported by the services that were expected to be provided by Veritas to the Fund. The Independent Trustees also considered the potential “fallout” or ancillary benefits that may accrue to Veritas from its relationship with the Fund and concluded that they were reasonable.

The Independent Trustees recognized that, because the subadvisory fees would be paid by the Advisor, and not the Fund, an analysis of economies of scale and profitability was more appropriate in the context of the Board’s consideration of the Management Agreement with the Advisor. In addition, since the fees to be paid to Veritas were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, the potential profitability of Veritas was considered to have limited relevance to the Independent Trustees’ deliberations. The Independent Trustees took note of the Advisor’s explanation that the recommended appointment of Veritas was not affected by the impact that the appointment would have on the Advisor’s revenues and profitability, and considered that the Advisor had demonstrated that the appointment of Veritas may result in increased profitability for the Advisor as a result of decreased subadvisory fees that will be paid out of the Advisor’s resources, taking into account the New Subadvisor Structure. On the basis of these considerations, the Independent Trustees concluded that, in light of the nature, extent and quality of the services expected to be provided by Veritas and the proposed fees to be paid to Veritas by the Advisor for managing its allocated portion of the Fund, the potential benefits accruing to Veritas as a result of serving as a subadvisor to the Fund were reasonable in relation to the services that were expected to be provided by Veritas to the Fund.

(c) Investment performance of the Fund and Veritas. Because Veritas was a newly proposed subadvisor to the Fund, the Independent Trustees could not consider Veritas’s investment performance in managing the Fund as a factor in evaluating the Veritas Subadvisory Agreement. However, the Independent Trustees reviewed Veritas’s historical performance record managing the investment mandate it would employ for the Fund. The Independent Trustees also compared the historical investment performance of Veritas to a relevant index and concluded that Veritas’s historical performance record, viewed together with the other factors considered by the Independent Trustees, supported a decision to approve the Veritas Subadvisory Agreement.

Conclusion. Following consideration of the foregoing factors, it was reported that no single factor was determinative to the Independent Trustees’ decisions. Based on these factors, along with the determination of the Advisor at the conclusion of its review, selection, and due diligence process to recommend Veritas be appointed as a subadvisor to the Fund, and such other matters as were deemed relevant, the Independent Trustees concluded that the proposed fee rate for Veritas was supported by the services that were expected to be provided to the Fund and approval of the proposed Veritas Subadvisory Agreement was in the best interests of the Fund and its shareholders. As a result, the Board, including a majority of the Independent Trustees, determined to approve the Veritas Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at 1 Heritage Drive, North Quincy, Massachusetts 02171, serves as the administrator of the Fund. The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1 and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively. For the fiscal year ended March 31, 2018, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, LLC (the “Distributor”), located at 899 Cassatt Road, Berwyn, Pennsylvania 19312, is a Delaware limited liability company that is a wholly-owned subsidiary of Foreside Distributors, LLC. The Distributor acts as the principal underwriter of each class of shares of the Fund under an Underwriting Agreement with the Fund. The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2018, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of December 31, 2018, the Fund had 77,352,531 total shares outstanding, and Mercer Collective Trust: Mercer Global Low Volatility Equity Portfolio held 67,525,080 shares, representing 87.30% of the Fund’s total shares outstanding.

As of December 31, 2018, the Trustees and executive officers of the Fund, both individually and as a group, did not own more than 1% of a class of the Fund.

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders. In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year. A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report to shareholders may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-888-887-0619.

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